EXHIBIT 5.1

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, WA 98101-3099

Phone: 206 359-8000

Fax: 206 359-9000

www.perkinscoie.com

August 2, 2013

Emeritus Corporation

3131 Elliott Avenue, Suite 500

Seattle, WA 98121

Re:	Registration Statement on Form S-8 of Shares of Common Stock,

$0.0001 par value per share, of Emeritus Corporation

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to up to 3,034,000 additional shares of common stock, $0.0001 par value per share (the “Shares”), that may be issued pursuant to the Emeritus Corporation Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”).

We have examined the Registration Statement, and such documents and records of Emeritus Corporation as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any original issuance Shares that may be issued pursuant to the 2006 Plan have been duly authorized and that, upon the registration by its registrar of the Shares and the issuance thereof by Emeritus Corporation in accordance with the terms of the 2006 Plan, and the receipt of consideration therefor in accordance with the terms of the 2006 Plan, such Shares will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP